Appendix A

KABOUTER MANAGEMENT, LLC

Code of Ethics and
Policy and Procedures to Prevent
Misuse of Inside Information
(Amended and Restated October 2013)

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TABLE OF CONTENTS

Page

STATEMENT OF POLICY AND STANDARDS OF BUSINESS CONDUCT	1

I.	GENERAL PROHIBITIONS	2

II.	COMPLIANCE PROCEDURES	8

III.	EMPLOYEE REPORTING	12

IV.	EXEMPTIONS FROM PRE-CLEARANCE AND QUARTERLY REPORTING	14

V.	MANAGEMENT’S REPORTING	15

VI.	ENFORCEMENT OF THE CODE AND CONSEQUENCES FOR FAILURE TO COMPLY	16

VII.	RETENTION OF RECORDS	16

RECORD OF DATES OF ADOPTION AND AMENDMENT	16

EXHIBIT A – DEFINITIONS	Exhibit A – Page 1

EXHIBIT B –	ACKNOWLEDGEMENT OF RECEIPT OF THE CODE OF ETHICS AND POLICY AND PROCEDURES TO PREVENT MISUSE OF INSIDE INFORMATION	Exhibit B – Page 1

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i

KABOUTER MANAGEMENT, LLC

Code of Ethics and
Policy and Procedures to Prevent
Misuse of Inside Information

(Amended and Restated October 2013)

Statement of Policy and Standards of Business Conduct

The policy of Kabouter Management, LLC (“Kabouter”) is to avoid conflicts of interest, or the appearance of a conflict of interest, between the interests of any person or institution advised by Kabouter, including any separately managed accounts and any private investment funds for which Kabouter serves as investment adviser or sub-adviser (collectively, the “Clients”), and the interests of Kabouter or its officers, partners and employees.  See Exhibit A for definitions of terms not otherwise defined in this Code of Ethics (the “Code”).

Kabouter is a registered investment adviser with Securities and Exchange Commission (the “SEC”).  Federal securities laws, specifically the Investment Advisers Act of 1940, as amended (the “Advisers Act”), require that Kabouter maintain a code of ethics and establish standards and procedures for the detection and prevention of certain conflicts of interest, including activities by which persons having knowledge of the investments and investment intentions of Clients might take advantage of that knowledge for their own benefit.  This Code has been adopted by Kabouter to meet those concerns and legal requirements.

As a fiduciary, Kabouter has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its Clients.  The interests of Clients must always come first, as Clients deserve and demand our undivided loyalty and effort.  All persons covered by this Code must at all times recognize and respect the interests of Clients, particularly with regard to their personal investment activities and any real or potential conflict with Client interests that may arise in connection with such activities.  This Code requires firm personnel to conduct personal securities transactions in a manner that does not interfere with transactions on behalf of Clients, and does not take inappropriate advantage of their positions and access to information that comes with such positions.  Kabouter expects that persons covered by this Code will seek to comply with not only the letter but also the spirit of the Code and strive to avoid even the appearance of impropriety.  In addition, Kabouter expects and requires that all persons covered by the Code will comply with all applicable laws, rules and regulations, including but not limited to the following federal securities laws:

•	the Securities Act of 1933 and the Securities Exchange Act of 1934;

•	the Advisers Act and the SEC rules thereunder (because the Firm is a registered investment adviser);

•	the Investment Company Act of 1940 and the SEC rules thereunder (because most of the Firm’s client funds operate under either the Section 3(c)(1) or 3(c)(7) exemption under that law);

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•	title V of the Gramm-Leach-Bliley Act of 1999 (which is designed to protect privacy and enhance security of non-public information regarding individuals);

•	the Bank Secrecy Act, as it applies to investment advisers, and the SEC and Department of the Treasury rules thereunder (which are designed to combat money-laundering and terrorism); and

This Code contains procedures designed to prevent the misuse of Inside Information by Kabouter and its personnel.  The business of Kabouter depends on investor confidence in the fairness and integrity of the securities markets.  Insider trading poses a significant threat to that confidence.  Trading securities on the basis of Inside Information or improperly communicating that information to others may expose you and Kabouter to stringent penalties.  Criminal sanctions may include substantial fines and/or imprisonment.  The SEC can recover the profits gained or losses avoided, and impose a penalty of up to three times the illicit windfall and an order permanently barring you from the securities industry.  Finally, you may be sued by investors seeking to recover damages for insider trading violations.

You should direct any question relating to the Code to Kabouter’s Chief Compliance Officer.  You also must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of the Code has occurred or is about to occur.

I.             General Prohibitions

Covered Persons may not engage, directly or indirectly, in fraudulent conduct in connection with the purchase or sale of a security held or to be acquired by a Client, including without limitation:

•	Employing any device, scheme, or artifice to defraud any Client;

•
Making any untrue statement of material fact or omitting to state to any Client a material fact necessary in order to make the statements made, in light of circumstances under which they are made, misleading;

•	Engaging in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Client;

•	Engaging in any manipulative practice with respect to any Client; or

•
Investing in derivatives to evade the restrictions of this Code.  Accordingly, individuals may not use derivatives to take positions in securities that would be otherwise prohibited by the Code if the positions were taken directly.

The restrictions on Personal Securities Transactions contained in this Code are intended to help Kabouter monitor for compliance with these prohibitions.

Every Covered Person shall comply with the following restrictions:

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A.   Material, Non-Public Information; No Insider Trading.

1.   No Covered Person may engage in any transaction in a security (either a Personal Securities Transaction or a transaction for a Client) on the basis of Inside Information.  Under the law and regulations, a transaction will be deemed to have been made on the basis of Inside Information if the person engaging in the transaction is aware of the Inside Information.

If you think that you might have material, non-public information regarding a proposed transaction, you should take the following steps:

a.   Report the information and proposed trade immediately to the Chief Compliance Officer.

b.   Do not purchase or sell the securities on behalf of yourself or others, including accounts managed by Kabouter until Kabouter has made a determination as to the need for trading restrictions.

c.   Do not communicate the information to anyone, including employees of Kabouter, other than to the Chief Compliance Officer.

d.   After the Chief Compliance Officer has reviewed the issue, Kabouter will determine whether the information is material and non-public and, if so, whether any trading restrictions apply and what action, if any, the firm should take.

2.   Tender Offers.  Trading during a tender offer represents a particular concern in the law of insider trading.  Each Covered Person should exercise particular caution regarding any non-public information relating to a tender offer.

3.   Association with Public Companies.  A person affiliated with a client of Kabouter (e.g., a director or officer) may be an officer or director of a public company.  Each Covered Person should avoid discussing with any person any non-public information about any such company.  If a Covered Person should become aware of material, non-public information regarding any such company, he or she should so advise the Chief Compliance Officer promptly.

4.   Communication of Material Non-Public Information.  Covered Persons may not disclose material, non-public information and other confidential information concerning Kabouter and its clients to third parties without the express, written consent of the Chief Compliance Officer.  Conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

Access to files containing material, non-public information and computer files containing such information should be restricted, including by maintenance of such materials in locked cabinets, or through the use of passwords or other security devices for electronic data.

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5.   Restricted Securities.  A Covered Person is prohibited from purchasing or selling, for his or her own account or for the account of others, including any Client of Kabouter:

•
securities of any public company (other than a mutual fund) of which such Covered Person is a director or trustee (a position that must be pre-approved by the Chief Compliance Officer), except that the person who is the director or the trustee of the public company may purchase or sell, for his or her own account or for the account of any member of his or her immediate family (including a family member who is also a person covered under the Code) that company’s securities with express prior approval of the Chief Compliance Officer; and

•	securities of any public company placed from time to time on Kabouter’s restricted list.

From time to time, Kabouter may restrict trading in certain securities by Covered Persons when, in the opinion of Kabouter, trading in such securities may result in a conflict of interest, or the appearance of a conflict of interest.  Kabouter will prepare and maintain a list of such restricted securities that will be updated as necessary.

B.   Foreign Corrupt Practices.  As required by the Foreign Corrupt Practices Act, no Covered Person shall offer, pay, promise to pay or authorize payment of any money or anything of value to a foreign official, foreign political party (or official thereof) or any candidate for foreign political office for purposes of influencing any act or decision of that person or party in his or its official capacity, or inducing that person or party to use his or its influence with a foreign government to influence any act or decision of that government.

C.   Limitations on Transactions with Clients.  No Covered Person shall knowingly sell to or purchase from any Client any security or other property, except securities of which that Client is the issuer.  This prohibition will not affect the execution of transactions for the account of a Client.

D.   Front Running Is Prohibited.  Covered Persons are prohibited from inappropriately using confidential non-public information obtained as an employee of Kabouter or while associated with Kabouter for their personal benefit.  For example, no Covered Person shall engage in a Personal Securities Transaction in a security based on advance knowledge that Kabouter is effecting a purchase or sale of the same security on behalf of a Client.

This prohibition will not affect the execution of transactions for the account of a Client in which one or more Covered Persons has an economic interest (such as, for example, where a Covered Person owns shares of a Client), which may be executed by the firm’s traders in accordance with the firm’s trading procedures.

E.   Initial Public Offerings.  No Covered Person shall acquire any security in an initial public offering, except (1) with the prior consent of the Chief Compliance Officer, based on a determination that the acquisition is consistent with applicable regulatory requirements, does not conflict with the purposes of the Code or its underlying policies, or the interests of Kabouter or its Clients, and (2) in circumstances in which the proposed acquisition is consistent with applicable regulatory requirements and the opportunity to acquire the security has been made available to the person for reasons other than the person’s relationship with Kabouter or its Clients.  Such circumstances might include, for example:

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•
an opportunity to acquire securities of an insurance company converting from a mutual ownership structure to a stockholder ownership structure, if the person’s ownership of an insurance policy issued by that company conveys that opportunity;

•	an opportunity resulting from the person’s pre-existing ownership of an interest in the IPO company or an investor in the IPO company; or

•
an opportunity made available to the person’s spouse, in circumstances permitting the person making the determination reasonably to determine that the opportunity is not being made available indirectly because of the person’s relationship with Kabouter or its Clients (for example, because of the spouse’s employment).

F.   Private Placements.  No Covered Person shall acquire any security in a private placement without the express written prior approval of the Chief Compliance Officer.  In deciding whether that approval should be granted, the Chief Compliance Officer will consider whether the investment opportunity should be reserved for Clients, and whether the opportunity has been offered because of the person’s relationship with Kabouter or its Clients.  A Covered Person who has been authorized to acquire a security in a private placement must disclose that investment if he or she later participates in consideration of an investment in that issuer for any Client’s account.  Any investment decision for a Client relating to that security must be made by investment personnel other than that Covered Person.  For purposes of this section, a “private placement” means an offering of securities in which the issuer relies on an exemption from the registration provisions of the U.S. federal securities laws or comparable foreign regulatory scheme, and usually involves a limited number of sophisticated investors and a restriction on resale of the securities.  This section does not apply to the acquisition by a Covered Person’s spouse or an immediate family member sharing the same household of an ownership interest in that person’s employer or an affiliate of the employer, provided the acquisition is the result of that person’s bona fide employment relationship and is not a result of a Covered Person’s relationship with Kabouter or Clients—these transactions are subject to Section II.C., below.

G.   Gifts and Business Entertainment.

1.   It is Kabouter’s policy that Covered Persons may generally give and receive gifts and entertainment, so long as such gifts and entertainment are not lavish or excessive, and do not give the appearance of being designed to influence the recipient.  However, under this Gifts and Business Entertainment policy, certain gifts and entertainment given or received by Covered Persons require notification to and the approval of the Compliance Officer.  Covered Persons should consult with the Compliance Officer if there is any question as to whether any particular gift or entertainment must be pre-cleared and/or reported in connection with this Gifts and Entertainment policy.

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2.   Gifts. The giving and receiving by Covered Persons of excessive gifts to or from persons or entities with whom Kabouter has (or is considering having) a business relationship, however, may be viewed as an attempt to improperly influence the current or prospective business relationship.  Accordingly, a Covered Person is prohibited from accepting limited investment opportunities, lavish gifts or other extravagant gratuities or using his or her position to obtain an item of value, favor or special accommodation from any person or company that does, or is seeking to do, business with Kabouter.  In addition, any gift greater than $500 in value which a Covered Person receives from any person or company that does, or is seeking to do, business with either Kabouter or a private investment vehicle managed by Kabouter must be reported to the Compliance Officer.  Reasonable gifts (e.g. holiday gift baskets or lunches delivered to the firm’s office) received on behalf of Kabouter as a whole, a functional subset of the firm (such as the operations group), or individually if the individual gifts are substantially similar, will not require reporting.  Reasonable socially acceptable gifts (e.g., birthday, engagement, wedding, new baby or new job/role/promotion) given to any Covered Person individually also are permitted without reporting.

Covered Persons are prohibited from giving gifts that may be deemed excessive and must obtain approval to give gifts greater than $250 in value to any client, prospective client, investor in a client or person or entity with whom Kabouter does, or seeks to do, business.  Reasonable gifts (e.g. holiday gift baskets or lunches delivered to the firm’s office) and reasonable socially acceptable gifts (e.g. engagement, wedding, new baby or new job/role/promotion) given on behalf of Kabouter as a whole or a functional subset of the firm (such as the operations group) are permissible upon notice to, and the approval of, any of the firm’s principals.

Among other remedies, the CCO may require any gift received in violation of this policy be returned to the giver or that an expense be repaid by the recipient.

3.   Prohibited Gifts.  No Covered Person may give or accept any gift of cash or cash equivalents to or from a client, prospective client, investor in a client, or person or entity with whom Kabouter does, or seeks to do, business, without prior approval of the CCO.  A cash contribution to a charitable or not-for-profit organization given or received on behalf of Kabouter as a whole or a functional subset of the firm (such as the operations group) or individually if the individual amounts are substantially similar, will not be considered a prohibited cash gift (but will otherwise be subject to this Gifts and Entertainment policy).

With limited exceptions as may be approved by the CCO, gifts of any value to (a) stock exchange personnel, (b) federal or state regulatory personnel, (c) labor union officials, (d) ERISA fiduciaries, (e) representatives of the financial news media, or (f) any officer, employee, or other instrumentality (including a controlled company) of a foreign government, are strictly prohibited.

Covered Persons must also be aware of Kabouter’s Political Contributions and Public Office Policy in connection with any proposed contribution or gift to certain political candidates, officers, parties or political action committees, and that certain political contributions by certain Covered Persons are prohibited by the firm’s policy.

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4.   Entertainment.  The entertaining of Covered Persons by persons or entities with whom Kabouter does or seeks to do business may also may be viewed as an attempt to improperly influence the current or prospective business relationship.  Covered Persons generally may attend business meals, sporting events and other cultural or entertainment events, of reasonable value, at the expense of a giver, so long as (a) they are not so frequent or of such high value as to raise a question of impropriety, and (b) a representative of the entertaining party is present at the event.  If a representative of the entertaining party is not present at the event (other than due to unplanned or unforeseen circumstances) and the estimated cost or value of the Covered Person’s portion of the entertainment is expected to be greater than $500, the Covered Person must report his or her attendance to the Compliance Officer in writing.  In any circumstance, the Compliance Officer may require a Covered Person not to attend a particular event or for Kabouter or the Covered Person to bear some or all of the costs of participation.

Participation or attendance by one or more Covered Persons in industry-related or charitable conferences, events, seminars or functions sponsored by (and generally at the expense of) service providers with whom Kabouter does or seeks to do business or investment industry-related associations is permitted without reporting, so long as such participation generally also is open to or involves the sponsor’s other clients or customers.

5.   Reporting.  Any gifts and entertainment required to be approved by or otherwise reported to the Chief Compliance Officer must be in writing pursuant to Attachment A (or such other form as the Compliance Officer may accept).

6.          Client Gift and Business Entertainment Policies.  Clients and investors may have internal policies relating to gifts or entertainment involving their employees, agents or representatives.  If a Client or investor has provided Kabouter with a copy of a gift or entertainment policy applicable to that Client’s or investor’s employees, agents or representatives, then Kabouter’s employees must consider that gift or entertainment policy in providing business entertainment or gifts to that Client’s or investor’s employees, agents or representatives.

7.   ERISA Clients/Investors.  The Chief Compliance Officer will maintain copies ERISA Clients.  Covered Persons are prohibited from giving gifts to, or receiving gifts from, any fiduciary with respect to a Client that is subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

        H.   Service as a Board Member.  One or more Covered Persons may serve as officers or directors of, or to have similar positions with, companies in which Client assets are invested.  A list of those companies will be maintained by the Chief Compliance Officer and delivered from time to time to each person covered by this Code.  To reduce the possibility that a transaction in a security of such a company might take place during a time when a Covered Person might be in possession of Inside Information, every transaction in a security of such a company, whether for a Client account or personal account, must be approved, in advance, by the Chief Compliance Officer.  Transactions in such securities, if any, by the Chief Compliance Officer must be approved, in advance, by a managing member of Kabouter.

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        I.   Confidentiality.  Each Covered Person shall keep confidential during and after the term of his or her employment or association with Kabouter any information concerning Kabouter or its Clients that is not generally known to the public, including, but not limited to, the following:

•
the investment strategies, processes, analyses, databases and techniques relating to capital allocation, stock selection and trading used by the investment team or other investment professionals employed by Kabouter;

•	the identity of and all information concerning Clients and shareholders of Clients;

•	information prohibited from disclosure by a Client’s policy on release of portfolio holdings or similar policy; and

•	all other information that is determined by Kabouter or a Client to be confidential and proprietary and that is identified as such prior to or at the time of its disclosure to the Covered Person.

No Covered Person shall use such confidential information for his or her own personal benefit or for the benefit of any third party, or directly or indirectly disclose such information, except to other employees of Kabouter, its affiliated businesses and third parties to whom disclosure is made pursuant to the performance of his or her duties as an employee or as otherwise may be required by law.

J.   Outside Employment.  No Covered Person shall accept employment or compensation as a result of any business activity (other than a passive investment), outside the scope of his or her relationship with Kabouter unless such person has received the prior written approval of the Chief Compliance Officer.  Any Covered Person found to be in violation of this provision may be required to pay to Kabouter any such compensation received.

II.             Compliance Procedures

A.   Execution of Personal Securities Transactions through Disclosed Brokerage Accounts.  All Personal Securities Transactions by a Covered Person that are subject to the Code must be conducted through brokerage or other accounts that have been identified in writing to the Chief Compliance Officer.  No exceptions will be made to this policy.

B.   Pre-clearance.

1.   Pre-clearance Requirement.  Except as provided below, all Personal Securities Transactions must be cleared in advance by the Chief Compliance Officer.  Personal Securities Transactions of the Chief Compliance Officer must be approved in advance by Peter Zaldivar and Marcel Houtzager.   For each proposed trade, the person responsible for reviewing such trade shall be provided with all information necessary to determine whether the trade may be approved consistent with the Code (e.g., title of the security, nature of the transaction, approximate number of shares involved in the transaction, etc.).  If a proposed trade is not executed by the end of the second business day following the date on which the transaction was approved, the transaction may not be executed unless re-approved.

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No Personal Securities Transaction of a Covered Person in a security will be cleared if: (1) the security is on Kabouter’s restricted list; (2) there is a conflicting order pending for that security, until that order is fully executed or withdrawn; or (3) Kabouter has taken a position in the security within the last 48 hours.  A conflicting order is any order for the same security (or an option on or warrant for that security) by Kabouter for a Client that has not been fully executed.

As noted in Section I.D above, Covered Persons are prohibited from engaging in front running, where a Personal Securities Transaction in a security occurs based on advance knowledge of transactions in the security effected by Kabouter for Clients.  Personal Securities Transactions in securities that have been effected by Covered Persons after clearance will be reviewed and compared with transactions effected for Client accounts based on criteria determined by the Chief Compliance Officer, which criteria may change from time to time.  In the event any correlation appears to exist between the Personal Securities Transactions of a Covered Person and trades effected for a Client, Kabouter may take such action as deemed appropriate under the circumstances, including, without limitation, restricting trading authorization of a Covered Person for Personal Securities Transactions subject to the Code.  Any such action is in addition to any other sanction or action permissible hereunder for a breach of any provision of the Code.

2. Securities and Transactions Exempt from the Pre-clearance Requirement.  Transactions in the following securities, as well as the following transactions, are exempt from the pre-clearance requirement:

a.   securities listed as exempt in Section IV.A below;

b.   municipal securities (including securities offered through education savings plans operated by a state pursuant to Section 529 of the Internal Revenue Code);

c.   corporate debt securities with a remaining maturity (at the time of purchase) of 12 months or less;

d.   listed index options and futures;

e.   passively-managed exchange-traded funds (“ETFs”), including, but not limited to, shares of SPDRs, WEBs, DIAMONDs or QQQQs, and securities issued by similar index- or sector-based entities; however, actively-managed ETFs, holding company depositary receipts (HOLDRS)1 and closed-end funds remain subject to the pre-clearance and reporting requirements;

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f.             acquisitions and dispositions of securities that are non-volitional on the part of the Covered Person, including:

•
purchases or sales upon the exercise of puts or calls written by such person where the purchase or sale is effected based on the terms of the option and without action by the covered person or his or her agent (but not the writing of the option, which must be precleared); and

•
acquisitions or dispositions of securities through stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

g.   transactions in an account (including an investment advisory account, trust account or other account) of any Covered Person (held either alone or with others) over which a person other than the Covered Person (including an investment adviser or trustee) exercises investment discretion if:

•	the Covered Person does not know of the proposed transaction until after the transaction has been executed; and

•
the Covered Person has previously identified the account to the Chief Compliance Officer (or his designee) and has affirmed that (in some if not all cases) he or she does not know of proposed transactions in that account until after they are executed;

h.   sales as a result of an odd-lot tender offer (all other sales in connection with a tender offer must be pre-cleared);

i.   purchases or redemptions of units of any pooled investment vehicle the investment adviser or general partner of which is Kabouter or an affiliate of Kabouter;

j.   purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

k.   transactions in a security where the aggregate value of the transaction does not exceed $1,000.

3. Accounts Exempt from the Pre-clearance Requirement.  From time to time, Kabouter may operate one or more accounts in which Kabouter or its employees have significant economic interests, but in which assets of persons not employed by Kabouter are also invested or which Kabouter is operating as a model portfolio in preparation for management of Client assets in the same or a similar strategy.  Such an account is exempt from the pre-clearance requirements of the Code.  Transactions in such an account will be conducted in accordance with Kabouter’s trading procedures for Client accounts.

1 Purchases of HOLDRs require pre-clearance of each underlying security.

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C.   Employer Securities Held by Spouse or Immediate Family Member.  An occasion may arise where the Spouse2 of a Covered Person receives or is offered an opportunity to acquire an equity interest in that person’s employer or an affiliate of the employer as a result of a bona fide employment relationship and not because of a Covered Person’s relationship with Kabouter or Clients.  In many (but not all) cases, the pre-clearance requirements of the Code are waived.  The following principles apply:

1.   Transactions that are initiated by the employer of the Spouse (for example, provided as part of the Spouse’s compensation) are exempt from pre-clearance.

2.   Transactions that are initiated by the Spouse must be precleared in advance.

3.   Even if a Spouse’s acquisition of a security was exempt from pre-clearance, pre-clearance will be required for the Spouse’s sale of the security; and

4.   All transactions and holdings need to be reported.

D.   Disclosure of Personal Holdings.  At the commencement of employment and annually thereafter, each Covered Person shall disclose his or her personal securities holdings (not including shares of an open-end investment company (mutual fund) that is not a Fund Client, direct obligations of the U.S. government (U.S. treasury bills, notes and bonds) and money market instruments, including bank certificates of deposit, bankers’ acceptances, commercial paper and repurchase agreements) and those of his or her spouse.  The initial holdings report shall be delivered to the Chief Compliance Officer no later than ten (10) days after commencement of employment with Kabouter, and the holdings information included therein shall be current as of a date not more than 45 days prior to the commencement of such person’s employment.  Annual reports shall be delivered to the Chief Compliance Officer no later than January 30 of each year and shall include information as of December 31 of the preceding year.  Reports relating to the holdings of the Chief Compliance Officer shall be delivered to Peter Zaldivar and Marcel Houtzager.  The Chief Compliance Officer’s annual holdings report will be reviewed by two of the following: Peter Zaldivar, Marcel Houtzager or another officer of Kabouter.  The initial holdings report and annual holdings reports shall contain the following information:

•
title and type of security, interest rate and maturity date (if applicable), exchange ticker symbol or CUSIP number (as applicable), number of shares and the principal amount of each security held beneficially;

2 For purposes of this section, “Spouse” also includes any immediate family member living in the same household as a Covered Person.

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•	the name of any broker, dealer or bank with or through which the Covered Person maintains an account in which any securities are held for the Covered Person’s direct or indirect benefit; and

•	the date the report is submitted.

E.   Dealing with Certificated Securities.  The receipt of securities in the form of a physical stock certificate must be reported as described in Section III, below.  Any subsequent transaction in such securities must be conducted through a disclosed brokerage account for which the Chief Compliance Officer receives duplicate confirmations and account statements.  No Covered Person shall request withdrawal of securities from a brokerage or other account in certificated form without prior consent of the Chief Compliance Officer.

F.   Monitoring of Transactions.  Kabouter’s Chief Compliance Officer or his or her designee will monitor the trading patterns of Covered Persons compared to the trading by Kabouter in Client accounts, and trading for Kabouter’s own account (if any) for compliance with this Code, including the provisions intended to prevent the misuse of Inside Information.  Such review will include, but shall not be limited to, an analysis of compliance with pre-clearance requirements; comparisons of trading activity against restricted securities lists (if any); and analysis of trading to detect patterns that may indicate abuse, such as market timing in shares issued by Clients.  No employee of Kabouter will be permitted to monitor his or her own Personal Securities Transactions for purposes of compliance with the Code.  The Chief Compliance Officer must be monitored by another officer of Kabouter.

G.   Educational Efforts.  The Chief Compliance Officer or his or her designee shall provide, from time to time, an education program or materials to familiarize Covered Persons with the provisions of, and their obligations under, the Code, including reporting obligations, and to answer questions regarding the Code.  The Chief Compliance Officer or his or her designee shall also be available to answer questions regarding the Code and to resolve issues of whether information is Inside Information and to determine what action, if any, should be taken.

III.             Employee Reporting

A. Reporting Personal Securities Transactions.

1.   Each Covered Person shall (1) identify to Kabouter each brokerage or other account in which the person has a beneficial interest and (2) instruct the broker or custodian to deliver to the Chief Compliance Officer duplicate confirmations of all transactions and duplicate account statements, then the Covered Person will be permitted, at the discretion of the Chief Compliance Officer, to furnish exact copies of transaction confirmations and account statements.  In the case of (A) (i) a Covered Person that is a temporary employee whose anticipated period of continuous employment will not exceed 4 months, or an Exempt Person or (ii) the refusal or inability of a broker or custodian to furnish duplicate confirmations and account statements or (B) pending receipt from the Covered Person’s broker or custodian of duplicate confirmations and account statements, in lieu of instructing a broker or custodian to deliver duplicates.

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2.   Each Covered Person shall report all Personal Securities Transactions during a calendar quarter to the Chief Compliance Officer or his or her designee no later than 30 days after the end of the quarter.

Quarterly transaction reports shall include the following information:

For each transaction during the quarter, the:

•	date of the transaction;

•
title and type of security, interest rate and maturity date (if applicable), exchange ticker symbol or CUSIP number (as applicable), number of shares and the principal amount of each security involved;

•	nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition);

•	price of the security at which the transaction was effected;

•	name of the broker, dealer or bank with or through which the transaction was effected; and

•	date the report is submitted.

In addition, for each account established during the quarter in which securities are held for the benefit of a Covered Person, the quarterly report shall include the:

•	name of the broker, dealer, mutual fund company or bank with whom the account was established;

•	date the account was established; and

•	date the report is submitted.

3.   Reports relating to the Personal Securities Transactions of the Chief Compliance Officer shall be delivered to another officer of Kabouter.  The Chief Compliance Officer’s quarterly transaction report will be reviewed by Peter Zaldivar and Marcel Houtzager.

4.   To the extent reports may be deemed to be required by entities or accounts described in Section III.B. of this Code, such reporting requirements shall be satisfied by the records maintained by Kabouter’s trading and accounting systems.

B.    Form of Reports.  Reports of Personal Securities Transactions may be in any form (including copies of broker confirmations or monthly or quarterly statements, provided those broker confirmations or statements are received no later than 30 days after the end of the applicable calendar quarter), but must include the information required by Section III.A.2.

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No further reporting will be required of (1) a Personal Securities Transaction executed through Kabouter’s trading desk, or (2) a Personal Securities Transaction in units of any pooled investment vehicle the investment adviser or general partner of which is Kabouter or an affiliate of Kabouter, because the necessary information is available to the Chief Compliance Officer.

Any Personal Securities Transaction of a Covered Person that for any reason does not appear in the trading or brokerage records described above (for example, the receipt of certificated securities by gift or inheritance) shall be reported as required by Section III.A.2.

C.   Disclosure of Employment—Spouse or Immediate Family Member.  Any Covered Person whose spouse or immediate family member sharing the same household is employed by an investment adviser or securities broker-dealer or who is employed by any company that the Covered Person knows does business with Kabouter is required to disclose the identity of the employer to the Chief Compliance Officer or his or her designee.  Disclosure is required, if applicable, upon the commencement of such employment and annually thereafter.

D.   Certification of Receipt of Code and Compliance.  A copy of this Code will be furnished to each new employee of Kabouter or person working on Kabouter’s premises covered by the Code upon commencement of employment or the work relationship.  A copy of any amendment of the Code will be furnished to all Covered Persons.  Each person who receives a copy of the Code, including any amendment, is required to acknowledge receipt in writing or electronically.  A copy of such acknowledgment is attached hereto as Exhibit B.  Each Covered Person (including each Exempt Person, with respect to applicable Code provisions) is required to certify annually that (1) he or she has read and understands the Code, (2) recognizes that he or she is subject to the Code, and (3) he or she has disclosed or reported all Personal Securities Transactions and holdings required to be disclosed or reported under the Code.  Kabouter’s Chief Compliance Officer shall annually distribute a copy of the Code and request certification in writing or electronically by all Covered Persons and shall be responsible for ensuring that all personnel comply with the certification requirement.

Each Covered Person who has not engaged in any Personal Securities Transaction during the preceding year for which a report was required to be filed pursuant to the Code shall include a certification to that effect in his or her annual certification.

IV.             Exemptions From Pre-Clearance and Quarterly Reporting

A.   Exempt Transactions and Securities.  The provisions of this Code are intended to restrict the personal investment activities of Covered Persons only to the extent necessary to accomplish the purposes of the Code.  Therefore, the prohibition on short-term trading and the pre-clearance and reporting provisions of this Code shall not apply to the following Personal Securities Transactions:

1.   Purchases or sales effected in any account over which the persons subject to this Code have no direct or indirect influence or control (i.e., transactions effected for a Covered Person by a trustee of a blind trust);

2.   Purchases or sales of:

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•	securities that are direct obligations of the U.S. government (that is, U.S. treasury bills, notes and bonds);

•	shares of open-end investment companies (mutual funds) that are not Clients; and

•	bank certificates of deposit, banker’s acceptances, repurchase agreements or commercial paper.

3. Participation in and acquisition of securities through an issuer’s dividend reinvestment plan (“DRP”), or through the automatic reinvestment of dividends or income occurring in an investment account, although sales (as opposed to purchases) of securities acquired in a DRP or through the automatic reinvestment of dividends or income must still be precleared and are subject to the reporting requirements.

4. Purchases effected pursuant to an automatic investment plan.

B.   Individual Exemptions.  There may be circumstances from time to time in which the application of this Code produces unfair or undesirable results and in which a proposed transaction is not inconsistent with the purposes of the Code.  Therefore, the Chief Compliance Officer may grant an exemption from any provision of this Code except the reporting requirements, provided that the person granting the exemption based his or her determination to do so on the ground that the exempted transaction is not inconsistent with the purposes of this Code or the provisions of Rule 204A-1 under the Advisers Act and documents that determination in writing.  Copies of each of these rules are available upon request from the Chief Compliance Officer.

V.             Management’s Reporting

1.   The Chief Compliance Officer shall promptly report the existence of any violation of this Code to management of Kabouter if, in the reasonable judgment of the Chief Compliance Officer, such violation would constitute a material violation of this Code. Such report shall include all material and relevant details, which may include (a) the name of particular securities involved, if any; (b) the date(s) the Chief Compliance Officer learned of the violation and began investigating; (c) the accounts and individuals involved; (d) actions taken as a result of the investigation, if any; and (e) recommendations for further action.

2.   Regular Reports.  On an as-needed or periodic basis, the Chief Compliance Officer shall report to the management of Kabouter as it may request, which may include some or all of the following:

•	a summary of existing procedures under the Code;

•	a summary of changes in procedures made in the last year;

•
full details of any investigation since the last report (either internal or by a regulatory agency) of any suspected insider trading, the results of the investigation and a description of any changes in procedures prompted by any such investigation; and

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•	an evaluation of the current procedures and a description of anticipated changes in procedures.

VI.             Enforcement of the Code and Consequences for Failure to Comply

The Chief Compliance Officer shall be responsible for investigating all reports of possible violations of the provisions of this Code.

Compliance with this Code of Ethics is a condition of employment by Kabouter.  Taking into consideration all relevant circumstances, Kabouter will determine what action is appropriate for any breach of the provisions of the Code.  Possible actions include letters of sanction, suspension or termination of employment, removal from office, or permanent or temporary limitations or prohibitions on Personal Securities Transactions more extensive than those generally applicable under the Code.  In addition, Kabouter may report conduct believed to violate the law or regulations applicable to Kabouter or the Covered Person to the appropriate regulatory authorities.

Reports filed pursuant to the Code will be maintained in confidence but will be reviewed by Kabouter to verify compliance with the Code.  Additional information may be required to clarify the nature of particular transactions.

VII.             Retention of Records

The Chief Compliance Officer shall maintain the records listed below, which may be in hard copy or electronic format, for a period of five (5) years at Kabouter’s principal place of business in an easily accessible place:

A.   a list of all Covered Persons during the period;

B.   receipts signed by all persons subject to the Code acknowledging receipt of copies of the Code and acknowledging that they are subject to it;

C.   a copy of each Code of Ethics that has been in effect at any time during the period;

D.   a copy of each report filed pursuant to the Code and a record of any known violation and action taken as a result thereof during the period; and

E.   records evidencing prior approval of, and the rationale supporting, an acquisition by a Covered Person of securities in an initial public offering or in a private placement.

Record of Dates of Adoption and Amendment:

Adopted:  July 1, 2010
Amended and Restated:  October 2013

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EXHIBIT A -- DEFINITIONS

When used in this Code, the following terms have the meanings described below:

A.   Chief Compliance Officer.  The Chief Compliance Officer shall mean such person as may be designated by Kabouter to fill such role from time to time.  References to the Chief Compliance Officer also include, for any function, any person designated by the Chief Compliance Officer as having responsibility for that function from time to time and subject to the Chief Compliance Officer’s supervision.

B.   Covered Person.  A Covered Person is any person employed by Kabouter, whether on a full-time or a part-time basis.  Each person working on the premises of Kabouter (such as a temporary employee, independent contractor or consultant) is also considered to be Covered Persons.  Long-term independent contractors are presumed to be Covered Persons under the Code, while short term contractors are presumed not to be Covered Persons under the Code.  The term Covered Person also includes any “Access Person” which includes any other person (whether or not an employee of Kabouter) who is subject to Kabouter’s supervision and control, who has access to non-public information regarding any client’s purchase or sale of securities and who is involved in making securities recommendations to Kabouter’s clients.  In general, each Covered Person is subject to each provision of the Code of Ethics.  An Exempt Person (as defined below) is considered to be a Covered Person but will be exempted from certain provisions of the Code, as stated in the Code itself.  In addition, a Covered Person may be granted an exception from certain provisions of the Code on a case-by-case basis by the Chief Compliance Officer.

C.   Exempt Person.  An Exempt Person is an employee or a person working on the premises of Kabouter who, because of the nature of his or her employment with Kabouter, has little or no opportunity to acquire knowledge relating to Kabouter’s investment decisions before they are implemented.  Exempt Persons may include:

•	part-time and/or temporary employees whose duties are limited to clerical or similar functions that are not investment-related; or

•
independent contractors, consultants, interns or seasonal employees whose duties are not investment-related and do not otherwise have routine access to information about investment decisions before they are implemented.

An Exempt Person will be specifically advised of his or her status as an exempt person by the Chief Compliance Officer.  The Chief Compliance Officer may, at any time, determine that a person’s status as an Exempt Person has changed and may, by notice to the person, revoke that status.

D.   Inside Information.  The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

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Exhibit A - Page 1

E.   Material Information.  Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.  Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities.  No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.  For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company’s results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities.  Information about a significant order to purchase or sell securities may, in some contexts, be deemed material.  Similarly, prepublication information regarding reports in the financial press also may be deemed material.  For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s Heard on the Street column.

F.   Non-Public Information.  Information is “public” when it has been disseminated broadly to investors in the marketplace.  Tangible evidence of such dissemination is the best indication that the information is public.  For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

G.   Personal Securities Transaction.  The Code regulates Personal Securities Transactions as a part of the effort by each Client and Kabouter to detect and prevent conduct that might violate the general prohibitions outlined above.  A Personal Securities Transaction is a transaction in a security in either a U.S. issuer or a non-U.S. issuer in which the Covered Person has a beneficial interest.

1.   Security.  Security is defined very broadly, and means any note, stock (including mutual fund shares), bond, debenture, investment contract, or limited partnership interest, and includes any right to acquire any security (an option or warrant, for example).

2.   Beneficial interest.  You have a beneficial interest in a security in which you have, directly or indirectly, the opportunity to profit or share in any profit derived from a transaction in the security, or in which you have an indirect interest, including beneficial ownership by your spouse or minor children or other dependents living in your household, or your share of securities held by a partnership of which you are a general partner.  Technically, the rules under section 16 of the Securities Exchange Act of 1934 will be applied to determine if you have a beneficial interest in a security (even if the security would not be within the scope of section 16).

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Exhibit A - Page 2

For purposes of this Code, you will be deemed to have a beneficial interest in a security if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.  Examples of beneficial ownership under this definition include:

•
securities you own, no matter how they are registered, and including securities held for you by others (for example, by a custodian or broker, or by a relative, executor or administrator) or that you have pledged to another (as security for a loan, for example);

•
securities held by a trust of which you are a beneficiary (except that, if your interest is a remainder interest and you do not have or participate in investment control of trust assets,  you will not be deemed to have a beneficial interest in securities held by the trust);

•
securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has a beneficial interest (using these rules) in the trust.

•	securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or participate in investment control;

•	securities held by any partnership in which you are a general partner, to the extent of your interest in partnership capital or profits;

•	securities held by a personal holding company controlled by you alone or jointly with others;

•
securities held by (a) your spouse, unless legally separated, or you and your spouse jointly, or (b) your minor children or any immediate family member of you or your spouse (including an adult relative), directly or through a trust, who is sharing your home, even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household; or

•
securities you have the right to acquire (for example, through the exercise of a derivative security), even if the right is not presently exercisable, or securities as to which, through any other type of arrangement, you obtain benefits substantially equivalent to those of ownership.

You will not be deemed to have beneficial ownership of securities in the following situations:

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Exhibit A - Page 3

•	securities held by a limited partnership in which you do not have a controlling interest and do not have or share investment control over the partnership’s portfolio; and

•	securities held by a foundation of which you are a trustee and donor, provided that the beneficiaries are exclusively charitable and you have no right to revoke the gift.

These examples are not exclusive.  There are other circumstances in which you may be deemed to  have a beneficial interest in a security.  Any questions about whether you have a beneficial interest should be directed to the Chief Compliance Officer.

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Exhibit A - Page 4

EXHIBIT B

ACKNOWLEDGMENT OF RECEIPT OF THE CODE
OF ETHICS AND POLICY AND PROCEDURES TO
PREVENT MISUSE OF INSIDE INFORMATION

I hereby certify and confirm to Kabouter Management, LLC that I have received a copy of Kabouter’s Code of Ethics and Policy and Procedures to Prevent Misuse of Inside Information, including therein certain policies and procedures, as adopted by Kabouter (the “Code of Ethics”).

I recognize that such policies and procedures apply to me and I agree to comply with, abide by and conform to in all respects each of such policies, procedures and guidelines as described in the Code of Ethics.

Signature

Print Name
Date:

CHICAGO/#2471345.3	Exhibit B - Page 1